UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 22, 2011

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan		49022-2692
(Address of Principal Executive Offices)		(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 22, 2011, we reached an agreement to settle our pending Brazilian collection dispute.

In 1989, a Brazilian affiliate (now a subsidiary) of Whirlpool Corporation brought an action against a financial institution in Brazil (Banco Safra S.A.) seeking a “Declaration of Non-Enforceability of Obligations” relating to documentation of a $25 million loan entered into without authority by an employee of the affiliate who was terminated in 1989. In September 2000, an adverse decision in the declaratory action became final. In 2001, Banco Safra S.A. began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in 2005, and dismissed our counterclaim in 2007. The Federal Supreme Court denied any further appeal on our counterclaim in 2008. In late 2008, a lower court issued a decision in the collection action in favor of Banco Safra S.A. in the amount of 283 million Brazilian reais (approximately $174 million based on the exchange rate as of March 31, 2011), plus the judicial adjustments previously disclosed by us, the amount of which are vigorously disputed by the parties. We appealed this decision in 2008 given the strength of our legal arguments.

After considering a number of factors, we agreed to enter into a settlement agreement with Banco Safra S.A. to resolve all claims arising from this litigation. Although the strength of our legal case has not changed, we believe it was in the best interest of Whirlpool and its stockholders to settle the dispute and remove the uncertainty associated with continuing litigation. The factors considered included, among others, (1) the base amount of the judgment we would be required to pay even if we prevail on all open issues, (2) outside counsel’s assessment of the expected outcome of the matter with the proper application of Brazilian law, (3) the risk of a worst case final judgment, which, as of March 31, 2011, could have been as high as $1.1 billion, and the continued accretion of this amount at 17% per year, (4) the pattern and substance of previous court decisions in the case to date which were not in our favor, (5) the risk of increased exposure in the future if the matter is not resolved now (due to, among other factors, monetary correction adjustments for inflation and the accumulation of interest), (6) the cost of continuing to litigate this matter, (7) the risk that our next level of judicial appeal will not be allowed, (8) the continued uncertainty of the timing of the ultimate resolution, (9) management’s assessment that a settlement on better terms is not possible, and (10) the benefits of achieving certainty and finality in this matter. The settlement is subject to the approval of the Brazilian court, which is expected to consider and approve the settlement in the next thirty days.

Pursuant to the settlement, the subsidiary has agreed to pay Banco Safra S.A. 959 million Brazilian reais (equivalent to approximately $603 million), in two installments, the first of 469 million reais (equivalent to approximately $295 million) planned for the third quarter of this year, and the second of 490 million reais (equivalent to approximately $308 million) planned for the first quarter of 2012. The settlement amount is within the range between the previously disclosed accrual and the previously disclosed potential maximum exposure, which, as of March 31, 2011, could have been as high as $1.1 billion.

In addition to the $164 million previously accrued based on outside counsel’s assessment of the expected outcome of the matter with the proper application of Brazilian law, we expect to record an additional charge of approximately $439 million within interest and sundry income (expense) in the second quarter of 2011. The aggregate after tax earnings impact of the settlement will be approximately $290 million recognized in the second quarter of 2011. We intend to fund the settlement from available cash.

As a result of the settlement, we have adjusted our earnings and free cash flow outlook for the full year 2011. The press release announcing the settlement and adjustment is filed herewith as Exhibit 99.1 and incorporated herein by reference.

This Form 8-K contains forward-looking statements about us that speak only as of this date. We disclaim any obligation to update these statements. Many risks, contingencies and uncertainties, including whether or not the Brazil court approves the settlement, could cause actual results to differ materially from our forward-looking statements. Information concerning various risks, contingencies and uncertainties can be found in our filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K (including in the section captioned “Risk Factors”), quarterly reports on Form 10-Q, and current reports on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated June 22, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: June 22, 2011	By:	/s/ ROBERT J. LAFOREST
	Name:	Robert J. LaForest
	Title:	Corporate Secretary